As filed with the Securities and Exchange Commission on November 3, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	02-0381573
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, no par value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:                              (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant’s Securities to be Registered.

We are filing this Form 8-A/A to update the description of our common stock.

Description of Common Stock

General

The following is a description of our common stock. This description is not complete, and we qualify this description by referring to our Articles of Incorporation, as amended (the “Articles of Incorporation”), and our Third Amended and Restated By-Laws (the “By-Laws”), which we incorporate by reference in this Form 8-A/A, and the laws of the State of New Hampshire.

Our Articles of Incorporation authorize us to issue 25,000,000 shares of common stock, no par value.

Dividend Rights

Under our Articles of Incorporation, holders of our common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors. We may pay dividends on our common stock from any funds, property or shares legally available for such purpose.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters requiring approval of holders of our common stock. Holders of common stock have the exclusive right to vote for the election of directors and for any other purpose or any other subject and to be represented at and to receive notice of any meeting of shareholders. Holders of our common stock do not have cumulative voting rights.

Board of Directors Classification

Our Board of Directors is divided into three classes, each class to be as nearly equal in number as possible as determined by the Board of Directors, with a minimum of nine directors total, and maximum of 15 directors total. The terms of the directors in each class will expire in successive years. Directors are elected by ballot for a term of three years. Vacancies on our Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. A director elected to fill a vacancy is elected for the unexpired term of his predecessor in office.

Preemptive Rights

The holders of our common stock have no preemptive rights to purchase additional shares of our common stock or any of our other securities.

Liquidation Rights

In the event that we are liquidated, after payment of our debts and liabilities, the holders of our common stock are entitled to share equally in the balance of our remaining assets, if any.

Preferred Shares

We are not authorized to issue any shares of preferred stock.

Provisions of Our Articles of Incorporation and By-Laws That Could Delay, Defer or Prevent a Change in Control

Certain provisions in our Articles of Incorporation and By-Laws may delay, defer or make more difficult unsolicited acquisitions or changes of control of Unitil Corporation (“Unitil”). We believe that such provisions will enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our Board of Directors to be in the best interest of Unitil and our shareholders.

The provision in our Articles of Incorporation relating to classification of the Board of Directors could have the effect of making it difficult and time-consuming to change majority control of the Board of Directors. Such a change in control could take up to two annual meetings of shareholders to effect. As a result, this provision could limit the vulnerability of Unitil to an unsolicited proposal to acquire Unitil or its assets. Takeovers which are proposed and effected without prior consultation and negotiation with management are not necessarily detrimental to a company and its shareholders. The difficulties, if any, which may exist in effecting a change in control of Unitil’s Board of Directors could benefit Unitil by protecting the Board of Directors’ ability to negotiate with the proponent of an unfriendly or unsolicited takeover proposal.

Our Articles of Incorporation provide that shares of common stock when duly authorized may be issued from time to time for such consideration as may be fixed by the Board of Directors. Under the laws of the State of New Hampshire and our Articles of Incorporation and By-Laws, we can issue additional shares of common stock without further approval of our shareholders; however, the New York Stock Exchange requires that we obtain shareholder approval for certain issuances of common stock in excess of 20% of the amount outstanding prior to the issuance.

Our By-Laws require advance notice for annual and special meetings, which notices are always required to state the purposes for which the meetings are called. Our By-Laws also require advance notice of business proposed by shareholders and nominations of directors by shareholders. In addition, our Board of Directors may make, amend or repeal our By-Laws in whole or in part, except with respect to any provision thereof which by statute or by the Articles of Incorporation requires action by our shareholders.

We are a public utility holding company under the laws of the State of New Hampshire. Section 374:33 of the New Hampshire Revised Statutes provides that no public utility or public utility holding company may directly or indirectly acquire more than 10 percent of the stocks or bonds of another public utility holding company incorporated or doing business in the State of New Hampshire, without the approval of the Public Utilities Commission of New Hampshire.

Item 2.  Exhibits.

Exhibit No.	Description of Exhibit	Reference

3.1	Articles of Incorporation of Unitil Corporation	Incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-14 No. 2-93769 dated October 12, 1984 (P)

3.2	Articles of Amendment to the Articles of Incorporation (filed with the Secretary of State of the State of New Hampshire on March 4, 1992)	Incorporated by reference to Exhibit 3.2 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991 (SEC File No. 1-8858) (P)

3.3	Articles of Amendment to the Articles of Incorporation (filed with the Secretary of State of the State of New Hampshire on September 23, 2008)	Incorporated by reference to Exhibit 3.3 to the registrant’s Registration Statement on Form S-3/A No. 333-152823 dated November 25, 2008

3.4	Articles of Amendment to the Articles of Incorporation (filed with the Secretary of State of the State of New Hampshire on April 27, 2011)	Incorporated by reference to Exhibit 4.4 to the registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-3 No. 333-168394, dated January 28, 2014

3.5	Third Amended and Restated By-Laws of Unitil Corporation	Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K dated December 12, 2013 (SEC File No. 1-8858)

(P)	Paper Exhibit

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Unitil Corporation (Registrant)

Date: November 3, 2017	By:	/s/ Mark H. Collin
(Signature)

	Name:	Mark H. Collin
	Title:	Senior Vice President, Chief Financial Officer and Treasurer